                                                                      EXHIBIT 99

INVESTOR CONTACT:  Valda Colbart, 419-784-2759, rfcinv@rurban.net

                    STATE BANK NAMES KLEIN PRESIDENT AND CEO

DEFIANCE, OH, December 27, 2005 - Rurban Financial Corp. (Nasdaq: RBNF) announced today that Mark A. Klein has accepted the position of President and CEO of The State Bank and Trust Company, Rurban's banking subsidiary, and will assume these responsibilities effective January 3, 2006. Dean Miller, the current president, has submitted his resignation to pursue other opportunities.

Kenneth A. Joyce, President and Chief Executive Officer of Rurban stated, "Mark brings with him twenty-nine years experience in the banking industry, serving in a variety of positions at both community and regional banks. He brings an excellent balance of lending expertise and management skills to Rurban. His charge will be to grow the Bank's loan portfolio, retain asset quality, and improve the Bank's operating efficiency. His strong leadership skills and performance track record should contribute to the success of our restructuring initiatives, helping Rurban to build earnings momentum in 2006."

Mark grew up in the Defiance area and is serving his third term on the Defiance City School Board of Education. He is a member of Ohio Banker's Association and St. John's church. He has been a past board member of Rotary International, board member of Kettenring Country Club, Chairman of Kettenring Country Club Finance Committee, Defiance College Alumni Executive Committee, and President and Director of Defiance Area Chamber of Commerce. Mark and wife Barbara live in Defiance and have two children, Katherine at home and Joe in Massachusetts.

ABOUT RURBAN FINANCIAL CORP.
Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban's wholly-owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFCBC, Inc. The bank offers a full range of financial services through its 13 offices in Defiance, Paulding, Fulton and Allen Counties. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI provides data processing services to community banks in Ohio, Michigan, Indiana, Illinois and Missouri. Rurban's common stock is quoted on the Nasdaq National Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,571,317 shares outstanding. The Company's website is http://www.rurbanfinancial.net .

FORWARD-LOOKING STATEMENTS
Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.